CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of April 19, 2006, by and between between UKARMA CORPORATION, with its principal office located at 770 Broadway, 2nd Floor, New York, NY 10003 (the “Company”) and MR. ERIC PASKEL residing at 6918 West Knollwood Circle, West Bloomfield MI 48322 (the "Consultant").

WHEREAS, the Company is seeking to produce video and/or DVD projects related to health, yoga or wellness subject matter and is also seeking to license health-related proprietary technology (collectively, the "Business"), and wishes to engage Consultant as a consultant for the Company to assist it in the Business;

WHEREAS, Consultant desires to act a consultant to the Company;

WHEREAS, it is a condition precedent to the Company’s engagement of Consultant that he first enter into this Agreement with the Company, and Consultant desires to satisfy such condition;

NOW, THEREFORE, for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Consulting Terms. Consultant is hereby retained to provide business consulting and strategic advisory services as reasonably requested by the Company in connection with the Company’s execution of its business plan and entering into various business arrangements time to time (the “Services”). Without limiting the foregoing, Consultant shall use his reasonable best efforts to render such Services to the Company and further the Company’s interests. The Company and Consultant expect to have regular telephonic conversations and personal meetings on an as-needed basis in connection with Consultant’s providing of the Services, and Company will provide Consultant with updates on latest corporate events and developments. Consultant will not be an employee of the Company, but instead an independent contractor of the Company. The term of this Agreement, and the consulting arrangement described herein, shall be six (6) months commencing as of the date hereof (the “Term”).

Consultant will be compensated by the payment by the Company of Ten Thousand Dollars ($10,000). The Company has concurrently herewith paid the aforementioned fee. The Company shall reimburse Consultant, for his reasonable out-of-pocket expenses incurred in connection with providing the Services contemplated herein (but for any air-travel requested by the Company, the Company will book and pay for coach or business-class airfare tickets for Consultant); provided, however, that as a condition to any such reimbursement Consultant will obtain the Company’s prior written approval for (1) any expense individually in excess of $250 or (2) all expenses in excess of an aggregate of $5,000 incurred since the date of this Agreement.

The Company may terminate this Agreement at any time upon written notice for “Cause” or due to a “Disability.” “Cause” shall mean: (i) a material act of dishonesty by Consultant which has an adverse effect on the Company; (ii) the Consultant’s conviction of, or plea of nolo contender to, a felony or a crime involving moral turpitude; (iii) the Consultant’s gross misconduct (which could have a material adverse effect on the Company); or (iv) Consultant’s failure to provide the consulting services required hereunder, which failure is not cured within the 30 days following notice thereof by the Company. Consultant will be deemed to be suffering from a “disability” upon the earlier of (i) the end of a three (3) consecutive month period during which, by reason of physical or mental injury or disease, Consultant has been unable to perform substantially all of Consultant’s usual and customary duties under this Agreement or (ii) the date that a reputable physician selected jointly by the Company and Consultant (or if Consultant is clearly unqualified to make such selection, the person then authorized to make health care decisions for Consultant) determines in writing that Consultant will, by reason of physical or mental injury or disease, be unable to perform substantially all of Consultant’s usual and customary duties under this Agreement for a period of at least three (3) consecutive months. (If any question arises as to whether Consultant is disabled, upon reasonable request therefor by the Company, Consultant shall submit to a medical examination for the purpose of determining the existence, nature and extent of any such “disability.”)

2. Confidential Information & Inventions. Consultant acknowledges that because of his consulting engagement by the Company, he will be in a confidential relationship with the Company and will have access to confidential information and secrets of the Company and those interacting or doing business with the Company. Accordingly Consultant agrees that concurrent herewith Consultant will enter into the Company’s Consultant Proprietary Information and Inventions Agreement.

3. Indemnification. The Company shall indemnify, defend and hold harmless Consultant from and against all claims, damages, losses and expenses (including reasonable attorneys' fees, costs, expanses and disbursements), arising out of the performance by the Consultant of its duties pursuant to this Agreement.

4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Entire Understanding. This Agreement and that certain other Consulting Agreement entered into between the Company and Consultant dated the same date as this Agreement constitutes the entire agreement and understanding between the parties with respect to the engagement of Consultant by the Company, and supersedes all prior or other agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

6. Amendments. This Agreement may not be modified or changed except by written instrument signed by all of the parties hereto. No provision of this Agreement shall be modified or construed by any practice that is inconsistent with such provision, and failure by either party to require the other party to comply with any provision shall not affect a party’s rights to thereafter require the other party to comply.

7. Attorneys' Fees. If any action is brought to enforce or interpret any part of this Agreement or any other agreement or instrument provided for herein or the rights or obligations of any party to this Agreement or such other agreement or instrument, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, its attorney's fee in such action. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorney's fees.

8. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, notwithstanding any choice of law principles, statutes or rules to the contrary. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement. The parties agree that all actions or proceedings arising in connection with this Agreement shall be litigated only in the state and federal courts located in the City of New York, State of New York.

9. Cooperation. Each party hereto shall reasonably cooperate with the other party and shall take such further reasonably action and shall execute and deliver such further documents as may be reasonably necessary or desirable in order to carry out the provisions and purposes of this Agreement.

10. Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure to insist in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

11. Parties in Interest; Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon Consultant. This Agreement may not be assigned by Consultant; and, this Agreement may be assigned by the Company with Consultant’s consent (which will not be unreasonably withheld).

12. Full Understanding. Consultant represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of this right. Consultant further represents that he has carefully read and fully understands all of the provisions and effects of the Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UKARMA CORPORATION

By: /s/ Bill Glaser
Bill Glaser, Chief Executive Officer

                     /s/ Eric Paskel
                     ERIC PASKEL

ADDENDUM TO CONSULTING AGREEMENT
RESTRICTED STOCK GRANT

In consideration of Consultant entering into the Consulting Agreement and agreeing to provide the “Services” thereunder, the Company hereby grants to Consultant:

1.	two hundred fifty thousand shares (250,000) shares of the Company’s Common Stock, which shall be fully-vested as of the date hereof; and

2.
options to purchase two hundred fifty thousand (250,000) shares of the Company’s Common Stock, with an exercise price of $.20 per share, which shall be issued under and governed by the Company’s 2006 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”).  The options shall be subject to vesting and become exercisable pro-ratably every six months from the date of grant over the term of the Consulting Agreement (with the first 1/6 vesting occurring on the 6-month anniversary of the date of the Consulting Agreement).

The options and shall expire in five (5) years from the date of grant, subject to immediate termination of all unvested options upon any termination of Consultant’s engagement under the Consulting Agreement, and early termination of vested options upon death, disability or other termination of Consultant’s engagement by the Company as set forth in the Plan.